Exhibit 99.1
News	For Immediate Release
Contact: Beth Fagan
Vice President, Public Affairs
314.854.4093

Brown Shoe Reports Record Third Quarter Sales, Strong Earnings Gains;
Raises Full-Year Guidance

ST. LOUIS, November 22, 2005 -- Brown Shoe Company, Inc. (NYSE:BWS) today reported that consolidated net sales for the third quarter ended October 29, 2005 rose 20.0 percent to a record $617,676,000, versus $514,825,000 for the year-ago quarter.

Net earnings were $19,772,000, or $1.04 per diluted share, and included after-tax charges of $3,229,000, or $0.17 per share, related to the Company’s previously announced initiative to further strengthen its flagship Naturalizer brand by closing underperforming stores and consolidating retail administration. This compares to net earnings of $18,566,000, or $1.00 per diluted share, for the year-ago quarter.

Excluding Naturalizer charges, adjusted net earnings for the third quarter 2005 were $23,001,000, or $1.21 per diluted share.

“Earnings exceeded projections, as our Famous Footwear division had a record quarter for sales and earnings supported by solid margins,” said Brown Shoe Chairman and CEO Ron Fromm. “Results in our Wholesale divisions also were well ahead of last year, driven by our newly acquired Via Spiga and Franco Sarto brands, as well as improved results in our Dr. Scholl’s and Children’s businesses. In addition, we continue to benefit from our ongoing company-wide product design, inventory and speed-to-market initiatives. And, strong cash flow allowed us to strengthen our balance sheet.”

Brown Shoe’s inventories at quarter-end were well positioned at $429 million, up from $410 million last year due to the acquisition of Bennett and additional stores at Famous Footwear. The Company’s debt-to-capital ratio at the end of the quarter improved to 39.0 percent from 41.2 percent at the close of the second quarter.

Third Quarter Retail Results

Sales at Famous Footwear, the Company's 943-store family footwear chain, increased 5.3 percent to a record-high of $328,059,000 for the quarter versus $311,685,000 for the year-ago period. Operating earnings for Famous Footwear were up 7.3 percent to a record $26,178,000, attributable to broadly based sales gains, solid margins and good expense leverage. This compares to $24,386,000 for the year-ago quarter. Same-store sales were up 2.1 percent for the quarter.

Brown Shoe Reports 3rd Quarter Earnings

“Famous Footwear benefited from product assortments that were fashion-right and on-target as consumer demand increased during the quarter. We saw strong sales of women’s fashion footwear - up mid-single digits on a comp-store basis, driven by women’s casuals, junior fashion and women’s boots. Strong sales of Men’s footwear were driven by the casual, work and hiking categories, and Kid’s footwear benefited from interest in boys’ and girls’ casual styles as well as girls’ dress,” Fromm said.

The Specialty Retail division, which is comprised of 381 stores in North America - under the Naturalizer, F.X. LaSalle and Via Spiga names and our e-commerce subsidiary Shoes.com - posted sales of $63,137,000 for the quarter versus $54,444,000 for the year-ago quarter. The division had an operating loss of $6,993,000, compared to an operating loss of $1,644,000 in the year-ago quarter. The operating loss this year includes costs of $5,229,000 to close underperforming Naturalizer stores and consolidate Canadian operations.

In June, the Company announced a series of initiatives to strengthen its flagship Naturalizer brand by closing underperforming stores, consolidating retail administration and opening outlet stores. The Company now expects this initiative to result in the closing of 97 underperforming stores. Due to timing factors, a substantial portion of charges related to these closings are planned to occur in the fourth quarter of fiscal 2005. The total charge is projected to be $0.45 to $0.50 per diluted share, which is within the range of the Company’s prior estimate. When completed, these initiatives are expected to eliminate operating losses of approximately $0.15 per diluted share on an annual basis.

During the quarter, Famous Footwear opened 23 stores and closed 13 stores; the Specialty Retail division opened 32 new stores and closed 20.

Third Quarter Wholesale Results

Wholesale sales for the quarter were $226,480,000, up 52.3 percent versus $148,696,000 last year. This includes $65,142,000 in sales from the newly acquired Bennett division. Excluding the Bennett contributions, sales from the Brown Shoe Wholesale division were up 8.5 percent.

Operating earnings for the Wholesale businesses were $19,201,000, as compared to $10,375,000 for the prior-year quarter. The gain was driven by a 30 percent increase in operating earnings from the Brown Shoe Wholesale division, and a contribution of $5,765,000 to operating earnings from the newly acquired Bennett division during the quarter. After inclusion of interest costs to finance the acquisition, the Bennett division contributed $0.16 to the Company’s earnings per diluted share for the quarter.

Brown Shoe Reports 3rd Quarter Earnings

"We experienced improved sales and earnings in our Children’s, Santana and Original Dr. Scholl’s brands,” said Fromm. “Our new Franco Sarto and Via Spiga brands performed very well at retail. And, our Naturalizer and LifeStride brands were about even with last year.”

At quarter end, unfilled orders for the Wholesale division were up 11.5 percent versus last year, excluding the orders of the Bennett division.

Nine Months Results

For the first nine months of fiscal 2005, Brown Shoe’s consolidated sales increased 15.5 percent to a record-high of $1,692,439,000, compared to $1,465,314,000 last year.

Consolidated net earnings for the first nine months were $27,634,000 or $1.46 per diluted share, down 20.5 percent compared to $34,760,000 or $1.84 per diluted share, in the year-ago period.

The nine month fiscal 2005 net earnings reflect special charges of $0.80 per share comprised of the following: (i) a $9,564,000 tax provision, or $0.51 per share, related to the repatriation of $60,463,000 of foreign earnings under the American Jobs Creation Act of 2004; (ii) an after-tax cost of $5,027,000 or $0.26 per share to close underperforming Naturalizer stores and consolidate retail administration; and (iii) an after-tax cost of $635,000, or $0.03 per diluted share, for a bridge loan fee incurred in connection with financing the acquisition of Bennett Footwear (completed April 22, 2005). In the year-ago period, results reflected costs of $3,223,000 after-tax, or $0.17 per diluted share, for the assimilation and transition of the Bass footwear license, which Brown Shoe acquired February 2, 2004. Accordingly, adjusted earnings per diluted share for the first nine months of fiscal 2005 were $2.26 compared to $2.01 for the same period last year.

For the nine-month period:

–
Famous Footwear: Sales increased 5.8 percent to $903,040,000 from $853,620,000 for the year-ago period. Year-to-date same-store sales were up 1.9 percent. Operating earnings increased 5.9 percent to $51,988,000 versus $49,096,000 in the year-ago period.

–
Specialty Retail: Sales increased 12.7 percent to $174,252,000 versus $154,569,000. Same-store sales for the division were up 1.0 percent. The division incurred an operating loss of $15,973,000, which included $7,578,000 related to the closing of underperforming stores. This compares to an operating loss of $6,541,000 for the first nine months of fiscal 2004.

–
Wholesale Divisions: Sales increased 34.6 percent to $615,147,000 versus $457,125,000 for the first nine months of last year. Operating earnings for the division increased 64.8 percent to $52,967,000 versus $32,144,000.

Brown Shoe Reports 3rd Quarter Earnings

The Bennett wholesale business has generated operating earnings of $7,996,000 for the first nine months of fiscal 2005, which includes $2,327,000 of lower-than-normal gross margins from the selling of inventory that was written-up to fair market value. After inclusion of all interest costs incurred to finance the acquisition, the after-tax net earnings impact of the acquisition was accretive by $0.06 per diluted share through the first three-quarters of fiscal 2005. The Company continues to expect that the acquisition will be accretive by $0.15 to $0.20 per diluted share for fiscal 2005.

Forward-Looking Guidance

Regarding guidance for the fourth quarter, the Company estimates earnings in the range of $0.46 to $0.61 per share. This guidance is predicated on continued strength in the Wholesale businesses and a same-store sales increase of approximately 2 percent at Famous Footwear. This guidance reflects an estimated cost of (i) $0.19 to $0.24 per diluted share for lease buyouts, severance and inventory markdowns in connection with the Company’s initiative to close underperforming Naturalizer stores, and (ii) an estimated $800,000 tax provision, or $0.04 per diluted share, related to the repatriation of foreign earnings under the American Jobs Creation Act of 2004.

Excluding these costs, the fourth quarter adjusted diluted earnings per share are anticipated to be in the range of $0.74 to $0.84, versus earnings per diluted share of $0.46 for the year-ago fourth quarter.

The Company is raising its estimated range for fiscal 2005 diluted earnings per share to $1.92 to $2.07 per share, from $1.75 to $2.00 per share. Fiscal 2005 net sales are estimated at $2.3 billion, versus fiscal 2004 net sales of $1.9 billion. On an adjusted basis, excluding the $1.03 to $1.08 in estimated charges mentioned, the Company anticipates diluted earnings per share will be in the range of $3.00 to $3.10 for fiscal 2005.

“In summary, we remain committed to building a portfolio of premier brands with high consumer preference at retail, utilizing our great talent, and delivering superior execution. We believe this strategy will position us to continue to gain market share in the footwear industry,” said Fromm.

Brown Shoe Reports 3rd Quarter Earnings

Third Quarter Conference Call
Brown Shoe will hold a conference call to discuss third quarter results today at 9:00 a.m. Eastern Time (Tuesday, November 22). While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast at www.earnings.com (at the website, type in the BWS ticker symbol to locate the broadcast) or go to http://www.earnings.com/company.asp?ticker=BWS&coid=101899&client=cb

Non-GAAP Financial Measures
In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP), and using certain non-GAAP financial measures. In particular, the Company provides historic and estimated future net earnings per diluted share excluding certain charges, and information regarding components of its reportable operating segments, which are non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to the most comparable GAAP measures, is provided in the Appendix to the financial tables. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that are not indicative of the Company’s core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements and expectations regarding the Company’s future performance and the future performance of its Naturalizer brand. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) general economic conditions and the consumer’s preferences and purchasing patterns, which may be influenced by consumers' disposable income; (ii) the uncertainties of currently pending litigation; (iii) intense competition and continuing consolidation within the footwear industry; (iv) political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (v) the integration of the Bennett business; and (vi) the Company’s ability to successfully implement its plan to strengthen the Naturalizer brand. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $2.3 billion footwear company with global operations. The Company operates the 900+ store Famous Footwear chain, which sells brand name shoes for the family. It also operates 350+ Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories, 16 FX LaSalle stores in Canada, 8 Via Spiga stores that sell Via Spiga shoes and apparel, and Shoes.com, the Company’s e-commerce subsidiary. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Via Spiga, Nickels Soft, Connie and Buster Brown; it also markets licensed brands including Franco Sarto, Dr. Scholl's, Etienne Aigner, Bass and Carlos by Carlos Santana for adults, and Barbie, Bob-the-Builder and Disney character footwear for children. Brown Shoe press releases are available on the Company's web site at http://www.brownshoe.com.

Brown Shoe Reports 3rd Quarter Earnings

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Thousands)
	October 29, 2005	As Restated October 30, 2004
ASSETS

Cash and Cash Equivalents	$48,107	$74,793
Receivables, Net	120,765	74,850
Inventories, Net	429,147	409,961
Other Current Assets	24,704	15,737
Total Current Assets	622,723	575,341

Property, Plant and Equipment - Net	116,067	110,104
Other Assets	274,248	110,919
Total Assets	$1,013,038	$796,364

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Maturities of Long-Term Debt	$67,500	$43,500
Trade Accounts Payable	125,542	108,755
Accrued Expenses	126,236	90,934
Income Taxes	4,088	11,811
Total Current Liabilities	323,366	255,000

Long-Term Debt and Capitalized Leases	200,000	100,000
Other Liabilities	70,991	56,520
Shareholders’ Equity	418,681	384,844
Total Liabilities and Shareholders’ Equity	$1,013,038	$796,364

See Notes to Condensed Consolidated Financial Statements.

Brown Shoe Reports 3rd Quarter Earnings
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(Thousands, except per share data)
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended

	October 29, 2005	As Restated October 30, 2004	October 29, 2005	As Restated October 30, 2004

Net Sales	$617,676	$514,825	$1,692,439	$1,465,314
Cost of Goods Sold	378,223	306,782	1,026,734	868,661

Gross Profit	239,453	208,043	665,705	596,653
- % of Sales	38.8%	40.4%	39.3%	40.7%

Selling & Administrative Expenses	208,058	180,178	600,468	540,900
- % of Sales	33.7%	35.0%	35.5%	36.9%

Operating Earnings	31,395	27,865	65,237	55,753

Interest Expense, Net	(5,023)	(1,759)	(12,946)	(6,083)

Earnings Before Income Taxes	26,372	26,106	52,291	49,670

Income Tax Provision	(6,600)	(7,540)	(24,657)	(14,910)

NET EARNINGS	$19,772	$18,566	$27,634	$34,760

Basic Net Earnings per Common Share	$1.09	$1.03	$1.52	$1.94

Diluted Net Earnings per Common Share	$1.04	$1.00	$1.46	$1.84

Basic Number of Shares	18,214	17,943	18,145	17,902

Diluted Number of Shares	18,954	18,649	18,928	18,852
See Notes to Condensed Consolidated Financial Statements.

Brown Shoe Reports 3rd Quarter Earnings
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(Unaudited)

(Thousands)	Thirty-Nine Weeks Ended
	October 29, 2005	As Restated October 30, 2004
OPERATING ACTIVITIES:
Net earnings	$27,634	$34,760
Adjustments to reconcile net earnings to
Net cash provided (used) by operating activities:
Depreciation and amortization	29,329	22,426
Share based compensation expense (income)	1,499	(1,480)
Loss on disposal or impairment of facilities and equipment	2,251	2,220
Provision for (recoveries from) losses on accounts receivable	28	(342)
Changes in operating assets and liabilities:
Receivables	(2,609)	7,422
Inventories	21,720	(33,751)
Prepaid expenses and other current assets	(3,117)	(2,410)
Trade payables and accrued expenses	959	(12,932)
Income taxes	(3,349)	8,851
Deferred Rent	1,357	3,470
Deferred Income Taxes	2,363	2,088
Other, net	4,418	(874)
Net cash provided by operating activities	82,483	29,448

INVESTING ACTIVITIES:
Acquisition Cost, Net of Cash Received	(206,026)	-
Capital expenditures	(26,514)	(30,343)
Other	531	153
Net cash used by investing activities	(232,009)	(30,190)

FINANCING ACTIVITIES:

(Decrease) increase in current maturities of Long Term Debt	(24,500)	24,000
Proceeds from issuance of Senior Notes	150,000	-
Debt issuance costs	(4,733)	(1,274)
Proceeds from stock options exercised	2,061	1,687
Tax benefit related to share-based plans	864	913
Dividends paid	(5,507)	(5,448)
Net cash provided by financing activities	118,185	19,878

(Decrease) increase in cash and cash equivalents	(31,341)	19,136

Cash and cash equivalents at beginning of period	79,448	55,657

Cash and cash equivalents at end of period	$48,107	$74,793

See Notes to Condensed Consolidated Financial Statements.

Brown Shoe Reports 3rd Quarter Earnings

Notes to Condensed Consolidated Financial Statements

Note 1: Reclassifications
Certain prior period amounts have been reclassified in the Condensed Consolidated Balance Sheets, Statements of Earnings and Cash Flows to conform to current period presentation. These reclassifications did not affect net earnings.

Note 2: Restatement of Consolidated Financial Statements
In conjunction with the issuance of our consolidated financial statements for the year ended January 29, 2005 (fiscal 2004), the Company restated its results for the first three quarters of fiscal 2004 and prior years to correct its method of accounting for certain lease issues. Accordingly, the financial statements for the third quarter of 2004 have been restated. For more information on the restatement, please refer to Note 2 of the Company’s Annual Report on Form 10-K for the year ended January 29, 2005.

The adjustment to net earnings is a noncash item. As a result of the restatement, the Company’s earnings before income taxes were reduced by $416,000 and $723,000, and the Company’s net earnings were reduced by $254,000 and $441,000, respectively, for the thirteen and thirty-nine weeks ended October 30, 2004. The restatement had the effect of reducing basic and diluted net earnings per share by $0.02 and $0.01 for the thirteen weeks ended October 30, 2004, respectively, and $0.03 for the thirty-nine weeks ended October 30, 2004.

Brown Shoe Reports 3rd Quarter Earnings

APPENDIX
BROWN SHOE COMPANY, INC.
Reconciliation of Net Earnings (GAAP Basis) to Adjusted Net Earnings (Non-GAAP)

The following is a reconciliation of our third quarter and nine-month earnings from GAAP-reported earnings to Adjusted Net Earnings:

($ Thousands, except per share data)

	3rd Quarter 2005		Year-to-Date 2005		Year-to-Date 2004
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS

GAAP Earnings	$19,772	$1.04	$27,634	$1.46	$34,760	$1.84

Naturalizer Store Closing Charges	3,229	0.17	5,027	0.26	-	-

Tax Repatriation Charge	-	-	9,564	0.51	-	-

Bridge Loan Fee	-	-	635	0.03	-	-

Bass Transition Costs	-	-	-	-	3,223	0.17

Adjusted Net Earnings	$23,001	$1.21	$42,860	$2.26	$37,983	$2.01

BROWN SHOE COMPANY, INC.
Reconciliation of Guidance For Fourth Quarter and Full Year

The following is a reconciliation of our fiscal 2005 Guidance on a GAAP basis to an adjusted basis:

	Fourth Quarter				Full Year
	Net Earnings		Diluted EPS		Net Earnings		Diluted EPS
	Low	High	Low	High	Low	High	Low	High
GAAP Earnings	$8,700	$11,600	$0.46	$0.61	$36,334	$39,234	$1.92	$2.07
Naturalizer Store Closing Charge	4,500	3,600	0.24	0.19	9,527	8,627	0.50	0.45
Tax Repatriation Charge	800	800	0.04	0.04	10,364	10,364	0.55	0.55
Bridge Loan Fee	-	-	-	-	635	635	0.03	0.03
Adjusted Net Earnings	$14,000	$16,000	$0.74	$0.84	$56,860	$58,860	$3.00	$3.10